Exhibit 11

                       Computation of Net Income Per Share
               (In thousands, except share and earnings per share)


                                                      For the Quarter Ended
                                                      ---------------------
                                                  June 30, 1999   June 30, 1998
                                                  -------------   -------------
Net Income Per Share - Basic
----------------------------
Net income applicable to common stock               $  343,000     $  175,000

Weighted average common shares                       1,895,619      2,026,670

Earnings per common share                           $     0.18     $     0.09


Net Income Per Share - Diluted
------------------------------
Net income applicable to common stock               $  343,000     $  175,000

Weighted average common shares                       1,895,619      2,026,670

Dilutive common stock options                           16,273         37,089
                                                    ----------     ----------

Weighted average common shares - diluted             1,911,892      2,063,759

Earnings per common share                           $     0.18     $     0.08


                                                      For the Six Months Ended
                                                      ------------------------
                                                   June 30, 1999   June 30, 1998
                                                   -------------   -------------

Net Income Per Share - Basic
----------------------------
Net income applicable to common stock               $  636,000     $  397,000

Weighted average common shares                       1,910,956      2,051,911

Earnings per common share                           $     0.33     $     0.20




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Net Income Per Share - Diluted
------------------------------
Net income applicable to common stock               $  636,000     $  397,000

Weighted average common shares                       1,910,956      2,051,911

Dilutive common stock options                           14,441         19,060
                                                    ----------     ----------
Weighted average common shares - diluted             1,925,397      2,070,971

Earnings per common share                           $     0.33     $     0.19


(1) Dilutive common stock options (includes restricted stock under the Company's ISAP plan and options under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of option, and the amount of unearned compensation attributed to future services under the Company's restricted stock plan, including any tax benefits, will be used to purchase the Company's common stock at the average market price during the period.


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